Exhibit 99.1

Contact:
	David Gryska	Brian P. Gill
	Sr. Vice President and	Vice President,
	Chief Financial Officer	Corporate Communications
	Celgene Corporation	Celgene Corporation
	(908) 673-9059	(908) 673-9530
CELGENE REPORTS RECORD FOURTH QUARTER AND FULL YEAR
2008 PRODUCT SALES AND OPERATING PROFITS
•	REVLIMID® #1 Therapy in Multiple Myeloma Worldwide
•	European Launch of VIDAZA® Commencing
•	REVLIMID U.S. Duration of Therapy Increased Greater Than 25 Percent Year-Over-Year to More Than 10 Months
•	Global Expansion from Nearly 30 to More Than 65 Countries
2008 Fourth Quarter Financial Results Year-Over-Year:
•	Non-GAAP Total Revenue Increased More Than 50 Percent to $623 Million; GAAP Total Revenue $628 Million
•	REVLIMID Net Product Sales Increased 49 Percent to $369 Million
•	Global THALOMID® / Thalidomide Net Product Sales $127 Million
•	VIDAZA Net Product Sales Increased to $70 Million
•	Non-GAAP Operating Income Increased Over 45 Percent to $228 Million; GAAP Operating Loss $134 Million (Includes VIDAZA Royalty Buy Back)
•	Non-GAAP Net Income Increased to $201 Million; GAAP Net Loss $149 Million
•	Non-GAAP Earnings Per Share Increased to $0.43 Per Diluted Share; GAAP Loss $0.33 Per Diluted Share
2008 Full Year Financial Results Year-Over-Year:
•	Non-GAAP Total Revenue Increased 59 Percent to $2.238 Billion; GAAP Total Revenue $2.255 Billion
•	REVLIMID Net Product Sales Increased 71 Percent to $1.325 Billion
•	Global THALOMID / Thalidomide Net Product Sales Reached $505 Million
•	VIDAZA Net Product Sales Since the Acquisition of Pharmion in March 2008 Reached $207 Million
•	Non-GAAP Operating Income Increased More Than 60 Percent to $848 Million; GAAP Operating Loss $1.464 Billion (Includes Pharmion Acquisition and VIDAZA Royalty Buy Back)
•	Non-GAAP Net Income Increased to $719 Million; GAAP Net Loss $1.534 Billion
•	Non-GAAP Diluted Earnings Per Share Increased to $1.56; GAAP Loss $3.46 Per Diluted Share

2009 Financial Outlook Year-Over-Year:
•	Non-GAAP Total Revenue Expected to Increase Approximately 20 Percent to a Range of $2.6 Billion to $2.7 Billion
•	REVLIMID® Net Product Sales Anticipated to Increase About 28 Percent to Approximately $1.7 Billion
•	VIDAZA® Net Product Sales Anticipated to Nearly Double to Approximately $400 Million
•	Non-GAAP Diluted Earnings Per Share Expected to Increase Approximately 35 Percent to a Range of $2.05 to $2.15
Recent Developments and Highlights:
•	European Commercial Rollout of VIDAZA Underway with Initial Launch in Germany
•	The U.S. Patent and Trademark Office Granted New REVLIMID Composition of Matter Patent with Term to 2026 — Added to Orange Book
•	REVLIMID Now Compendia Listed for Chronic Lymphocytic Leukemia (CLL) in the United States
•	The U.S. Patent and Trademark Office Granted New Thalidomide Patent — THALOMID® in Combination with Dexamethasone for Blood-Borne Cancers with Term to 2017 — Added to Orange Book
•	Initiated Phase II Special Protocol Assessment (SPA) EMERGE Trial in Relapsed/Refractory Mantle Cell Lymphoma (MCL)
•	Received Approval for Two REVLIMID Phase III SPA Trials in CLL
•	The U.S. Patent and Trademark Office Granted Celgene Cellular Therapeutics a Composition of Matter Patent With Broad Claims to Celgene for Placenta Derived Adherent Cells (PDAC)
•	More Than 325 Abstracts and 379 Peer-Reviewed Publications on REVLIMID, THALOMID, VIDAZA and Pomalidomide Worldwide
•	REVLIMID and Standard-Dose Dexamethasone Following Stem Cell Transplant Resulted in Unprecedented 92 Percent Three-Year Survival Rate — Presented at The American Society of Hematology Meeting
•	Premier Lymphoma International Cooperative Group GELA Selected REVLIMID for Phase III Maintenance Trial in Diffuse Large B-Cell Lymphoma After First Line Therapy
•	Advanced Inflammation Franchise Initiative Through Planning or Initiation of More Than 20 Clinical Trials Worldwide Including Initiation of Phase II International Study of Apremilast, Our Lead Oral Inflammation Candidate, in Behcet’s Disease
•	ACE-011 Results Published in the Journal of Bone and Mineral Research Highlighting Unique Mechanism of Action of Activin Biology and the Broad Clinical Potential of ACE-011 in a Variety of Diseases Involving Bone Loss, Published Online December 1, 2008

2009 Selected Corporate Objectives:
•	Maximize the Clinical, Regulatory, and Commercial Potential of REVLIMID®, VIDAZA®, Global THALOMID®/Thalidomide and Pomalidomide in Nearly 75 Countries
•	Execute Launch of VIDAZA in Higher-Risk Myelodysplastic Syndromes (MDS) and Acute Myeloid Leukemia (AML) in the rest of the European Union
•	Submit REVLIMID Regulatory Filing for MM and Del 5Q MDS in Japan
•	Gain REVLIMID Reimbursement Approvals in UK, Canada, Australia and Other Countries
•	Submit Data to FDA to Evaluate REVLIMID as Treatment for Newly Diagnosed Multiple Myeloma
•	Advance REVLIMID Lymphoma Initiative through More Than 46 Clinical Trials Worldwide Including Initiation of Non-Hodgkin’s Lymphoma (NHL) Phase III SPA Trial in MCL Maintenance Study, as well as Pivotal Phase II SPRINT Trial in Relapsed/Refractory MCL Study
•	Advance REVLIMID Leukemia Initiative Through More Than 35 Clinical Trials Worldwide Including Initiation of Phase III SPA ORIGIN Trial (CLL-008) in Untreated, Elderly Patients, the Largest Patient Population in CLL, and Advancing Phase III SPA CONTINUUM Trial in Maintenance CLL
•	Advance Lead Solid Tumor Candidate Amrubicin Phase III Clinical Study in Small Cell Lung Cancer
•	Expand IMiDs® Pipeline by Advancing Pomalidomide Clinical and Regulatory Strategies as Treatment in MM and First-Line Myelofibrosis
•	Advance Global Strategies for Oral Anti-Inflammatory Compound Apremilast in Psoriasis, Psoriatic Arthritis and Ankylosing Spondylitis by Completing Phase IIb Clinical Trial (PSOR 005) in Moderate-to-Severe Psoriasis as well as Phase II Dosing Study (PSA-001) in Psoriatic Arthritis
•	Leverage Clinical Potential of Activin Biology by Completing Celgene/Acceleron Phase II Study of ACE-011 in MM Patients With Cancer-Related Bone Loss, as well as Initiating Phase II Study of ACE-011 in Metastatic Breast Cancer
•	Complete First-in-Class JNK Inhibitor CC-930 Phase Ib Multiple Dose Study in Healthy Volunteers Leading to Clinical Development Programs in Serious Fibrotic Diseases
•	Complete Phase I Proof-of-Principle Study for Proprietary PDA-001 Placenta-Derived Stem Cells in Crohn’s Disease
SUMMIT, NJ — (January 29, 2009) — Celgene Corporation (NASDAQ: CELG) announced non-GAAP (Generally Accepted Accounting Principles) net income of $200.9 million, or non-GAAP earnings per diluted share of $0.43 for the quarter ended December 31, 2008. Based on U.S. GAAP, Celgene reported a net loss of $149.3 million, or a loss per diluted share of $0.33 for the quarter ended December 31, 2008, including the after-tax impact of share-based employee compensation expense of $24.3 million. GAAP net income for the fourth quarter of 2007 was $75.3 million, or earnings per diluted share of $0.18, including the after-tax impact of share-based employee compensation expense of $15.3 million.
Non-GAAP total revenue was $623.4 million for the quarter ended December 31, 2008, an increase of more than 50 percent from 2007. GAAP total revenue was $628.3 million. The increase in total revenue was driven by global market share gains and increased duration of therapy of REVLIMID®. This resulted in REVLIMID net sales of $369.4 million, an increase of more than 49 percent over the same period in 2007. Global THALOMID®/Thalidomide and VIDAZA® net sales reached $126.8 million and $69.7 million, respectively. ALKERAN® net sales for the fourth quarter of 2008 were $24.4 million compared to $20.0 million in the fourth quarter of 2007. As of March 31, 2009, ALKERAN will no longer be commercialized by Celgene as we conclude the ALKERAN license agreement with GlaxoSmithKline. Revenue from Focalin® and the Ritalin® family of drugs totaled $27.9 million for the fourth quarter of 2008 compared to $28.4 million over the same period last year.

For the full year of 2008, non-GAAP total revenue was a record $2.238 billion, an increase of 59 percent year-over-year. GAAP total revenue was $2.255 billion. Total non-GAAP net product sales reached a record $2.121 billion, an increase of 63 percent year-over-year. REVLIMID net sales for the full year 2008 reached $1.325 billion compared to $773.9 million in 2007. Global THALOMID/Thalidomide net sales for the full year 2008 were $504.7 million. VIDAZA net sales for the full year 2008 reached $206.7 million. Celgene posted non-GAAP net income of $718.8 million or non-GAAP earnings per diluted share of $1.56 during the full year 2008. For the full year of 2008, on a GAAP basis, Celgene reported a net loss of $1.534 billion or a loss per diluted share of $3.46, compared to GAAP net income of $226.4 million or earnings per diluted share of $0.54 in 2007.
To support clinical development and to advance global regulatory filings, the company increased R&D investments in multiple international clinical programs around a deepened and diversified pipeline. For the fourth quarter of 2008, non-GAAP R&D expenses were $153.8 million compared to $93.6 million for the fourth quarter of 2007. These R&D expenditures continue to support ongoing clinical progress in multiple proprietary development programs for REVLIMID, pomalidomide and other IMiDs compounds; VIDAZA; amrubicin, our lead compound for small cell lung cancer; apremilast and our oral anti-inflammatory compounds; as well as our kinase inhibitor programs; our Activin inhibitor program and placenta-derived stem cell programs. On a GAAP basis, R&D expenses were $468.6 million for the fourth quarter of 2008, including share-based employee compensation expense and the purchase of the VIDAZA royalty obligation.
Non-GAAP selling, general and administrative expenses were $181.7 million for the fourth quarter of 2008 compared to $119.3 million for the fourth quarter of 2007. The increase is due to marketing and sales expenses related to product launch activities in Western Europe, the re-launch of VIDAZA in the U.S. as a result of the expanded survival label and continued expansion of the international operations of Celgene in over 65 countries and regions including Eastern Europe, Japan, Australia, Canada, Russia, Southeast Asia, and Latin America. On a GAAP basis, selling, general and administrative expenses were $200.2 million for the fourth quarter of 2008, including share-based employee compensation expense.
For the quarter ended December 31, 2008, interest and other income, net, increased to $34.9 million compared to $28.1 million in the same period in 2007.
Celgene reported $2.222 billion in cash, cash equivalents, and marketable securities as of December 31, 2008, a decrease of $517 million over the year ended December 31, 2007. This reflects the net cash component related to the acquisition of Pharmion of $747 million and the purchase of a previous royalty obligation for VIDAZA for all future periods of $425 million, partly offset by cash generated from operations during the year.

“2008 was an exceptional year for Celgene as we continued to build a major global biopharmaceutical company,” said Celgene Chairman and Chief Executive Officer Sol J. Barer, Ph.D. “We delivered impressive financial results. We strengthened our global business franchise in hematology. We significantly advanced our clinical programs, and strengthened our pipeline of early stage compounds. We have never been more optimistic about our prospects, and we look forward to exceptional growth over the next five years, and beyond.”
See the attached Reconciliation of GAAP to Non-GAAP Net Income (Loss) for an explanation of the amounts excluded and included to arrive at non-GAAP net income and non-GAAP earnings per share amounts for the three-month and full year periods ended December 31, 2008 and 2007. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income and non-GAAP earnings per share are not, and should not be viewed as a substitute for similar GAAP items. We define non-GAAP diluted earnings per share amounts as non-GAAP net income divided by the weighted average number of diluted shares outstanding. Our definition of non-GAAP net income and non-GAAP diluted earnings per share may differ from similarly named measures used by others.
Corporate Developments
Jerome B. Zeldis, M.D., Ph.D. has been appointed Chief Executive Officer of Celgene Global Health, a newly created group that will apply Celgene’s science, technology, resources and expertise towards developing solutions for major health problems in underdeveloped countries. Dr. Zeldis will retain his title as Chief Medical Officer of Celgene Corporation.
Celgene’s Global Clinical Research and Development in hematology and oncology will be led by Jean-Pierre Bizzari, M.D., Senior VP of Oncology/Hematology, who will report to Sol J. Barer, Ph.D, Chairman and Chief Executive Officer of Celgene Corporation. Dr. Bizzari brings to Celgene significant global experience in the successful clinical development of multiple cancer therapies. Dr. Bizzari joined Celgene from sanofi-aventis where he was Vice President for Clinical Development Oncology.
Webcast
Celgene will host a conference call to discuss the results and achievements of its fourth quarter 2008 and full year 2008 operating and financial performance on January 29, 2009, at 9 a.m. EST. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon January 29, 2009, until midnight EST February 5, 2009. To access the replay, in the U.S. dial 1-888-203-1112; outside the U.S. dial 1-719-457-0820; and enter reservation number 1175478. The Company’s first quarter 2009 financial and operational results will be reported in late April 2009.

About Celgene
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s Web site at www.celgene.com.
This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company’s filings with the Securities and Exchange Commission such as Form 10-K, 10-Q and 8-K reports.
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Celgene Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net product sales	$596,122	$380,531	$2,137,678	$1,300,441
Collaborative agreements and other revenue	4,986	5,589	14,945	20,109
Royalty revenue	27,147	28,470	102,158	85,270

Total revenue	628,255	414,590	2,254,781	1,405,820

Cost of goods sold (excluding amortization expense)	67,814	45,371	258,267	130,211
Research and development	468,568	99,114	931,218	400,456
Selling, general and administrative	200,203	130,294	685,547	440,962
Amortization of acquired intangible assets	26,125	2,315	103,967	9,070
Acquired in-process research and development	—	—	1,740,000	—

Total costs and expenses	762,710	277,094	3,718,999	980,699

Operating income (loss)	(134,455)	137,496	(1,464,218)	425,121

Equity in losses of affiliated companies	966	1,150	9,727	4,488
Interest and other income, net	34,850	28,148	105,120	96,336

Income (loss) before income taxes	(100,571)	164,494	(1,368,825)	516,969

Income tax provision	48,690	89,172	164,828	290,536

Net income (loss)	$(149,261)	$75,322	$(1,533,653)	$226,433

Per common Share:
Net income (loss) — basic	$(0.33)	$0.19	$(3.46)	$0.59
Net income (loss) — diluted	$(0.33)	$0.18	$(3.46)	$0.54

Weighted average shares — basic	458,742	390,301	442,620	383,225

Weighted average shares — diluted	458,742	433,850	442,620	431,858

	December 31,	December 31,
	2008	2007
Balance sheet items:
Cash, cash equivalents & marketable securities	$2,222,091	$2,738,918
Total assets	4,445,270	3,611,284
Convertible notes	—	196,555
Stockholders’ equity	3,491,328	2,843,944

Celgene Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Net Income (Loss)
(In thousands, except per share data)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2008	2007	2008	2007

Net income (loss) — GAAP		$(149,261)	$75,322	$(1,533,653)	$226,433

Before tax adjustments:
Net product sales:
Pharmion products to be divested	(1)	(4,812)	—	(16,965)	—
Cost of goods sold (excluding amortization expense):
Share-based compensation expense	(2)	706	681	2,535	2,061
Pharmion inventory step-up	(3)	5,977	—	24,646	—
Pharmion products to be divested	(1)	1,934	—	6,950	—
EntreMed intercompany royalty	(4)	(444)	(482)	(843)	(910)

Research and development:
Share-based compensation expense	(2)	11,742	5,520	44,007	16,685
Upfront collaboration payment	(5)	—	—	45,000	41,050
Purchase of VIDAZA royalty obligation	(6)	303,069	—	303,069	—

Selling, general and administrative:
Share-based compensation expense	(2)	18,480	10,993	60,036	35,963

Amortization of acquired intangible assets	(7)	26,125	2,315	103,967	9,070
Acquired in-process research and development	(8)	—	—	1,740,000	—

Equity in losses of affiliated companies:
Equity in losses of EntreMed	(9)	750	947	3,571	3,978

Interest and other income, net
Share-based compensation expense	(2)	—	—	—	4,116

Income tax adjustment	(10)	(13,367)	(697)	(63,559)	(32,812)

Net income — non-GAAP		$200,899	$94,599	$718,761	$305,634

Per common share as adjusted:
Net income — basic		$0.44	$0.24	$1.62	$0.80
Net income — diluted	(11)	$0.43	$0.22	$1.56	$0.72
Explanation of adjustments:
(1)	Exclude sales and cost of sales related to former non-core Pharmion Corp. products to be divested.
(2)	Exclude SFAS 123R share-based compensation expense for the fourth quarter totaling $30,928 in 2008 and $17,194 in 2007. The after tax net impact reduced GAAP net income for the fourth quarter by $24,251, or $0.05 per diluted share in 2008 and $15,332, or $0.04 per diluted share in 2007. Exclude SFAS 123R share-based compensation expense for the twelve-month period totaling $106,578 in 2008 and $58,825 in 2007. The after tax net impact reduced GAAP net income for the twelve-month period by $85,051, or $0.19 per diluted share in 2008 and $48,605, or $0.11 per diluted share in 2007.
(3)	Exclude acquisition related Pharmion Corp. inventory step-up adjustment to fair value expensed during the period.
(4)	Exclude the Company’s share of THALOMID royalties payable to EntreMed, Inc.
(5)	Exclude upfront payment for research and development collaboration arrangement with Acceleron Pharma, Inc. for the twelve-month period in 2008 and exclude a combined $41,050 in upfront payments for collaborative research and development arrangements with Array Bio Pharma Inc. and PTC Therapeutics for the twelve-month period in 2007.
(6)	Exclude the purchase of VIDAZA royalty obligations related to unapproved forms.
(7)	Exclude amortization of acquired intangible assets for the fourth quarter resulting from the acquisitions of Pharmion Corp. of $26,125 in 2008 and Penn T of $2,315 in 2007. Exclude amortization for the twelve-month period from the acquisitions of Pharmion Corp. and Penn T of $102,331 and $1,636, respectively, in 2008 and Penn T of $9,070 in 2007.
(8)	Exclude the in-process research and development write-off related to the acquisition of Pharmion Corp.
(9)	Exclude the Company’s share of equity losses in EntreMed, Inc.
(10)	The income tax adjustment reflects the tax effect of the above adjustments.
(11)	Diluted net income per share for the three- and twelve-month periods ended December 31, 2008 was determined using diluted weighted average shares of 468,477 and 461,626, respectively.
Non-GAAP net income and earnings per share on both a basic and diluted basis have been revised for the three- and twelve-month periods ended December 31, 2007 to conform to the current year’s presentation basis. Amounts reported in the previous year for the three-month period were $132,796, $0.34 and $0.31, respectively. Amounts reported in the previous year for the twelve-month period were $452,940, $1.18 and $1.06, respectively. The current year basis eliminates certain immaterial adjustments and revises the method for determining the tax impact of non-GAAP adjustments. The 2007 adjusted income tax provision previously reported reflected a non-GAAP annual income tax rate of 28.0%.